Exhibit 5.1 Opinion of Counsel

                                     [LOGO]

                                  July 30, 2004



Board of Directors
Frontier Staffing, Inc.
3520 Pan American Freeway
Suite A-1
Albuquerque, NM 87170


Gentlemen:

     We have acted as counsel to Frontier Staffing, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form SB-2 of which this opinion is a part, to be filed with the Securities and Exchange Commission (the "Commission"), for the sale by the Company of 2,000,000 shares of the Company's common stock (the "Common Stock").

     In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that:

     The shares of Common Stock being registered by the Company will, upon issuance, be validly issued and fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.




                                                              Very truly yours,

                                             /s/ David Wagner & Associates, P.C.
                                             -----------------------------------
                                             DAVID WAGNER & ASSOCIATES, P.C.